EXHIBIT 4.1

AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (“Amendment”) is made as of this 3rd day of April, 2009 between CLEARWATER PAPER CORPORATION, a Delaware corporation (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company as Rights Agent (the “Rights Agent”).

RECITALS

A. The Company and the Rights Agent are parties to that certain Rights Agreement dated as of December 4, 2008 (“Rights Agreement”).

B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may amend or supplement from time to time such provisions of the Rights Agreement, prior to the Distribution Date (as defined in the Rights Agreement), which the Company may deem necessary or desirable, without approval of holders of Rights Certificates (as defined in the Rights Agreement). A Distribution Date has not yet occurred.

C. The Company, pursuant to a resolution duly adopted by its Board of Directors, has determined that it is necessary and desirable to amend the Rights Agreement as provided in this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1. Definitions. Except as otherwise set forth in this Amendment, each capitalized term used in this Amendment shall have the meaning for such term set forth in the Rights Agreement.

2. Definition of “Agreement.” From and after the date hereof, all references in the Rights Agreement to the “Agreement” shall mean and refer to the Rights Agreement as modified by this Amendment.

3. Expiration Date of Rights. Section 1(i) of the Rights Agreement is hereby amended and restated as follows:

(i) “Final Expiration Date” shall mean the Close of Business on December 3, 2009; provided, however, that if a Distribution Date occurs on or before such date, then such term shall mean the Close of Business on December 31, 2010.

4. Summary of Rights. Exhibit C (Summary of Rights) to the Rights Agreement is hereby amended by deleting the text of (iii) in the fourth paragraph and replacing it with the following text: “(iii) December 3, 2009 (provided, however, that if a Distribution Date occurs on or before such date, then December 31, 2010 shall be substituted for such date).”

5. Ratification of Agreement. Except as specifically modified by this Amendment, the Rights Agreement remains in full force and effect and is hereby ratified, confirmed and reaffirmed for all purposes and in all respects.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one original, and may be executed by facsimile signature; provided, however, this Amendment shall not be effective unless and until signed by the Company and the Rights Agent.

7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null and void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that if such excluded provision shall affect the rights, immunities, duties or obligations of the Rights Agent, the Right Agent shall be entitled to resign immediately upon written notice to the Company.

8. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first written above.

COMPANY:

CLEARWATER PAPER CORPORATION

By:	/s/ Gordon L. Jones
Name: Gordon L. Jones
Title: President and CEO

RIGHTS AGENT:

MELLON INVESTOR SERVICES LLC

By:	/s/ Thomas L. Cooper
Name: Thomas L. Cooper
Title: Assistant Vice President

3